SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

                             (Amendment No._______)*

                                    eBay Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    278642103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]     Rule 13d-1(b)

             [ ]     Rule 13d-1(c)

             [X]     Rule 13d-1(d)

*The  remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and
for  any  subsequent   amendment   containing   information  which  would  alter
disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                  Page 1 of 16
                            Exhibit Index on Page 14


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----------------------------------------------------------                     --------------------------------------
CUSIP NO. 483600102                                               13 G                            Page 2 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Capital Partners, L.P. ("BCP")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------ -------- ------------------------------------------------------------------------

                                     5        SOLE VOTING POWER

                        NUMBER OF             7,713,729  shares,  of  which  3,684,972  are  directly  owned  by  BCP,
                         SHARES               2,014,378.5 are directly owned by Pierre M. Omidyar  ("Omidyar") and are
                      BENEFICIALLY            subject to a call option granted by Omidyar to BCP and  2,014,378.5  are
                 OWNED BY EACH REPORTING      directly  owned by Jeffrey S. Skoll  ("Skoll") and are subject to a call
                         PERSON               option granted by Skoll to BCP. BCMC, the general partner of BCP, may be
                          WITH                deemed to have sole  power to vote  these  shares,  and David M.  Beirne
                                              ("Beirne"),   Bruce  W.  Dunlevie   ("Dunlevie"),      Kevin  R.  Harvey
                                              ("Harvey"),   Robert  C.  Kagle   ("Kagle")   and  Andrew  S.   Rachleff
                                              ("Rachleff"),  the members of  BCMC, may be deemed  to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED  VOTING  POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              7,713,729  shares,  of  which  3,684,972  are  directly  owned  by  BCP,
                                              2,014,378.5  are  directly  owned by Omidyar  and are  subject to a call option granted by Omidyar to BCP and  2,014,378.5  are directly owned by
                                              Skoll and are  subject to a call option  granted by Skoll to BCP.  BCMC, the general  partner of BCP, may be deemed to have sole power to dispose of these shares, and Beirne,  Dunlevie,  Harvey, Kagle and Rachleff, the
                                              members of BCMC,  may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED   DISPOSITIVE   POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       7,713,729

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    19.15%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*                                                              PN


------------ ---------------------------------------------------------------------------------------------------------

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
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CUSIP NO. 483600102                                               13 G                            Page 3 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Founders' Fund, L.P. ("BFF")

                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------ -------- ------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              1,078,107 shares, of which 515,028 are directly owned by BFF,  281,539.5
              NUMBER OF                       are directly owned by Pierre M. Omidyar ("Omidyar") and are subject to a
               SHARES                         call option  granted by Omidyar to BFF and 281,539.5 are owned  directly
            BENEFICIALLY                      by Jeffrey S. Skoll  ("Skoll") and are subject to a call option  granted
       OWNED BY EACH REPORTING                by Skoll to BFF. BCMC, the general partner of BFF, may be deemed to have
               PERSON                         sole power to vote these shares, and Beirne, Dunlevie, Harvey, Kagle and
                WITH                          Rachleff,  the members of BCMC,  may be deemed to have  shared  power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED  VOTING  POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              1,078,107 shares, of which 515,028 are directly owned by BFF,  281,539.5 are directly  owned by Omidyar and are subject to a call option  granted by  Omidyar to BFF and  281,539.5  are owned  directly  by Skoll and are subject to a call  option  granted by Skoll to BFF.  BCMC,  the  general partner  of BFF,  may be deemed to have sole  power to  dispose of these shares, and Beirne, Dunlevie, Harvey, Kagle and Rachleff, the members of
                                              BCMC, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,078,107

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    2.68%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

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CUSIP NO. 483600102                                               13 G                            Page 4 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Capital Management Co., L.L.C. ("BCMC")

                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY


------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER

               NUMBER OF                      8,791,836  shares, of which 3,684,972 are directly owned by BCP, 515,028
                SHARES                        are directly  owned by BFF,  2,295,918  are directly  owned by Pierre M.
             BENEFICIALLY                     Omidyar ("Omidyar") and are subject to a call options granted by Omidyar
        OWNED BY EACH REPORTING               to BCP and BFF and  2,295,918  are  directly  owned by  Jeffrey S. Skoll
                PERSON                        ("Skoll")  and are subject to call  options  granted by Skoll to BCP and
                 WITH                         BFF.  BCMC,  the general  partner of BCP and BFF,  may be deemed to have sole power to vote these shares, and Beirne, Dunlevie, Harvey, Kagle and
                                              Rachleff,  the members of BCMC,  may be deemed to have  shared  power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED  VOTING  POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              8,791,836  shares, of which 3,684,972 are directly owned by BCP, 515,028 are directly  owned by BFF,  2,295,918 are directly owned by Omidyar and are  subject  to a call  options  granted  by Omidyar to BCP and BFF and
                                              2,295,918  are  directly  owned by Skoll and are subject to call options granted by Skoll to BCP and BFF.  BCMC,  the general  partner of BCP and
                                              BFF,  may be deemed to have sole power to dispose of these  shares,  and
                                              Beirne,  Dunlevie,  Harvey, Kagle and Rachleff, the members of BCMC, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       8,791,836

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    21.82%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*                                                              OO

------------ ---------------------------------------------------------------------------------------------------------

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CUSIP NO. 483600102                                               13 G                            Page 5 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      David M. Beirne ("Beirne")

                      Tax ID Number:

------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b)  [X]

------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen

------------ --------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          2,500 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING        -------- -----------------------------------------------------------------------
              PERSON
               WITH                  6        SHARED VOTING POWER

                                              8,791,836 shares, of which 3,684,972 are directly owned by BCP, 515,028 are directly owned by BFF, 2,295,918 are directly owned by Pierre M.
                                              Omidyar ("Omidyar") and are subject to call options granted by Omidyar to
                                              BCP and BFF and 2,295,918 are directly owned by Jeffrey S. Skoll
                                              ("Skoll") and are subject to call options granted by Skoll to BCP and
                                              BFF. Beirne is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to vote these shares.

                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              2,500 shares

                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              8,791,836 shares, of which 3,684,972 are directly owned by BCP, 515,028 are directly owned by BFF, 2,295,918 are directly owned by Omidyar and are subject to call options granted by Omidyar to BCP and BFF and
                                              2,295,918 are directly owned by Skoll and are subject to call options granted by Skoll to BCP and BFF. Beirne is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.

------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       8,794,336

------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    21.82%

------------ --------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*                                                              IN

------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 483600102                                               13 G                            Page 6 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Bruce W. Dunlevie ("Dunlevie")

                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b)  [X]

------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen

------------ --------------------------------------------------------------------------------------------------------

                 NUMBER OF           5        SOLE VOTING POWER
                  SHARES                      2,500 shares
               BENEFICIALLY
          OWNED BY EACH REPORTING    -------- -----------------------------------------------------------------------
                  PERSON
                   WITH              6        SHARED VOTING POWER

                                              8,791,836 shares, of which 3,684,972 are directly owned by BCP, 515,028 are directly owned by BFF, 2,295,918 are directly owned by Pierre M.
                                              Omidyar ("Omidyar") and are subject to call options granted by Omidyar to
                                              BCP and BFF and 2,295,918 are directly owned by Jeffrey S. Skoll
                                              ("Skoll") and are subject to call options granted by Skoll to BCP and
                                              BFF. Dunlevie is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              2,500 shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              8,791,836 shares, of which 3,684,972 are directly owned by BCP, 515,028 are directly owned by BFF, 2,295,918 are directly owned by Omidyar and are subject to call options granted by Omidyar to BCP and BFF and
                                              2,295,918 are directly owned by Skoll and are subject to call options granted by Skoll to BCP and BFF. Dunlevie is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       8,794,336

------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    21.82%

------------ --------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*                                                              IN


------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 483600102                                               13 G                            Page 7 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Kevin R. Harvey ("Harvey")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b)  [X]

------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY


------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen

------------ --------------------------------------------------------------------------------------------------------

                  NUMBER OF          5        SOLE VOTING POWER
                   SHARES
                BENEFICIALLY                  2,500 shares
           OWNED BY EACH REPORTING
                   PERSON            -------- -----------------------------------------------------------------------
                    WITH
                                     6        SHARED VOTING POWER

                                              8,791,836 shares, of which 3,684,972 are directly owned by BCP, 515,028 are directly owned by BFF, 2,295,918 are directly owned by Pierre M.
                                              Omidyar ("Omidyar") and are subject to call options granted by Omidyar to
                                              BCP and BFF and 2,295,918 are directly owned by Jeffrey S. Skoll
                                              ("Skoll") and are subject to call options granted by Skoll to BCP and
                                              BFF. Harvey is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              2,500 shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              8,791,836 shares, of which 3,684,972 are directly owned by BCP, 515,028 are directly owned by BFF, 2,295,918 are directly owned by Omidyar and are subject to call options granted by Omidyar to BCP and BFF and
                                              2,295,918 are directly owned by Skoll and are subject to call options granted by Skoll to BCP and BFF. Harvey is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       8,794,336

------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    21.82%

------------ --------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*                                                              IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 483600102                                               13 G                            Page 8 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Robert C. Kagle ("Kagle")

                      Tax ID Number:

------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b)  [X]

------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY


------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen

------------ --------------------------------------------------------------------------------------------------------

                NUMBER OF            5        SOLE VOTING POWER
                 SHARES                       2,500 shares
              BENEFICIALLY
         OWNED BY EACH REPORTING     -------- -----------------------------------------------------------------------
                 PERSON
                  WITH               6        SHARED VOTING POWER

                                              8,791,836 shares, of which 3,684,972 are directly owned by BCP, 515,028 are directly owned by BFF, 2,295,918 are directly owned by Pierre M.
                                              Omidyar ("Omidyar") and are subject to call options granted by Omidyar to
                                              BCP and BFF and 2,295,918 are directly owned by Jeffrey S. Skoll
                                              ("Skoll") and are subject to call options granted by Skoll to BCP and
                                              BFF. Kagle is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              2,500 shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              8,791,836 shares, of which 3,684,972 are directly owned by BCP, 515,028 are directly owned by BFF, 2,295,918 are directly owned by Omidyar and are subject to call options granted by Omidyar to BCP and BFF and
                                              2,295,918 are directly owned by Skoll and are subject to call options granted by Skoll to BCP and BFF. Kagle is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       8,794,336

------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    21.82%

------------ --------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*                                                              IN


------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 483600102                                               13 G                       Page 9 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Andrew S. Rachleff ("Rachleff")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b)  [X]

------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

              NUMBER OF              5        SOLE VOTING POWER
               SHARES                         2,500 shares
            BENEFICIALLY
       OWNED BY EACH REPORTING
               PERSON                -------- -----------------------------------------------------------------------
                WITH
                                     6        SHARED VOTING POWER

                                              8,791,836 shares, of which 3,684,972 are directly owned by BCP, 515,028 are directly owned by BFF, 2,295,918 are directly owned by Pierre M.
                                              Omidyar ("Omidyar") and are subject to call options granted by Omidyar to
                                              BCP and BFF and 2,295,918 are directly owned by Jeffrey S. Skoll
                                              ("Skoll") and are subject to call options granted by Skoll to BCP and
                                              BFF. Rachleff is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              2,500 shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              8,791,836 shares, of which 3,684,972 are directly owned by BCP, 515,028 are directly owned by BFF, 2,295,918 are directly owned by Omidyar and are subject to call options granted by Omidyar to BCP and BFF and
                                              2,295,918 are directly owned by Skoll and are subject to call options granted by Skoll to BCP and BFF. Rachleff is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       8,794,336

------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    21.82%

------------ --------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*                                                              IN


------------ --------------------------------------------------------------------------------------------------------

                                                             Page 10 of 16 Pages



ITEM 1(A).        NAME OF ISSUER

                  eBay Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  2005 Hamilton Ave., Suite 350
                  San Jose, CA  95125

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Benchmark Capital Partners, L.P., a Delaware limited partnership ("BCP"), Benchmark Founders' Fund, L.P., a Delaware limited partnership ("BFF"), Benchmark Capital Management Co., L.L.C., a Delaware limited liability company ("BCMC"), David M. Beirne ("Beirne"), Bruce W. Dunlevie ("Dunlevie"), Kevin R. Harvey ("Harvey"), Robert C. Kagle ("Kagle") and Andrew S. Rachleff ("Rachleff"), the members of BCMC. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  BCMC, the general partner of BCP and BFF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP and BFF and shares of the issuer directly owned by Pierre M. Omidyar ("Omidyar") and Jeffrey S. Skoll ("Skoll") that are subject to call options granted by Omidyar and Skoll to BCB and BFF. Beirne, Dunlevie, Harvey, Kagle and Rachleff are members of BCMC and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BCP and BFF and shares of the issuer owned directly by Omidyar and Skoll that are subject to call options granted by Omidyar and Skoll to BCB and BFF.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Benchmark Capital
                  2480 Sand Hill Road, Suite 200
                  Menlo Park, California  94025

ITEM 2(C)         CITIZENSHIP

                  BCP and BFF, are Delaware limited partnerships. BCMC is a Delaware limited liability company. Beirne, Dunlevie, Harvey, Kagle and Rachleff are United States citizens.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock

                  CUSIP # 278642103

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1998:

                                                             Page 11 of 16 Pages




                      (a) Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                      (b) Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                      (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote:

                                 See Row 5 of cover page for each Reporting
                                 Person.

                           (ii) Shared power to vote or to direct the vote:

                                 See Row 6 of cover page for each Reporting
                                 Person.

                           (iii) Sole power to dispose or to direct the
                                 disposition of:

                                 See Row 7 of cover page for each Reporting
                                 Person.

                           (iv) Shared power to dispose or to direct the
                                disposition of:

                                 See Row 8 of cover page for each Reporting
                                 Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                  Under   certain   circumstances   set  forth  in  the  limited
                  partnership agreements of BCP and BFF, and the limited liability company agreement of BCMC, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable


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                                                             Page 12 of 16 Pages

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2000

                                  BENCHMARK CAPITAL PARTNERS, L.P.,
                                  a Delaware Limited Partnership

                                  By: Benchmark Capital Management Co., L.L.C., a Delaware Limited Liability Company
                                       its General Partner

                                  By:    /s/  Andrew S. Rachleff
                                      ------------------------------------------
                                         Andrew S. Rachleff
                                         Member

                                  BENCHMARK FOUNDERS' FUND, L.P.,
                                  a Delaware Limited Partnership

                                  By: Benchmark Capital Management Co., L.L.C., a Delaware Limited Liability Company
                                       its General Partner

                                  By:    /s/  Andrew S. Rachleff
                                      ------------------------------------------
                                         Andrew S. Rachleff
                                         Member

                                  BENCHMARK CAPITAL MANAGEMENT CO., L.L.C., a Delaware Limited Liability Company

                                  By:    /s/  Andrew S. Rachleff
                                      ------------------------------------------
                                         Andrew S. Rachleff
                                         Member

                                  DAVID M. BEIRNE

                                  By:    /s/  David M. Beirne
                                      ------------------------------------------
                                         David M. Beirne

                                                             Page 13 of 16 Pages


                                  BRUCE W. DUNLEVIE

                                  By:    /s/  Bruce W. Dunlevie
                                      ------------------------------------------
                                         Bruce W. Dunlevie

                                  KEVIN R. HARVEY

                                  By:    /s/  Kevin R. Harvey
                                      ------------------------------------------
                                         Kevin R. Harvey

                                  ROBERT C. KAGLE

                                  By:    /s/  Robert C. Kagle
                                      ------------------------------------------
                                         Robert C. Kagle

                                  ANDREW S. RACHLEFF

                                  By:    /s/  Andrew S. Rachleff
                                      ------------------------------------------
                                         Andrew S. Rachleff

                                                             Page 14 of 16 Pages

                                  EXHIBIT INDEX

                                                                  Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------

Exhibit A:  Agreement of Joint Filing                                15


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                                                             Page 15 of 16 Pages

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of eBay Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 10, 2000

February 10, 2000                BENCHMARK CAPITAL PARTNERS, L.P.,
                                 a Delaware Limited Partnership

                                 By: Benchmark Capital Management Co., L.L.C., a Delaware Limited Liability Company
                                       Its General Partner

                                 By:   /s/  Andrew S. Rachleff
                                    --------------------------------------------
                                       Andrew S. Rachleff, Member

February 10, 2000                BENCHMARK FOUNDERS' FUND, L.P.,
                                 a Delaware Limited Partnership

                                 By: Benchmark Capital Management Co., L.L.C., a Delaware Limited Liability Company
                                       Its General Partner

                                 By:   /s/  Andrew S. Rachleff
                                    --------------------------------------------
                                       Andrew S. Rachleff, Member

February 10, 2000                BENCHMARK CAPITAL MANAGEMENT CO., L.L.C.,
                                 a Delaware Limited Liability Company

                                 By:   /s/  Andrew S. Rachleff
                                    --------------------------------------------
                                       Andrew S. Rachleff, Member

February 10, 2000

                                 By:   /s/  David M. Beirne
                                    --------------------------------------------
                                       David M. Beirne

February 10, 2000

                                 By:   /s/  Bruce W. Dunlevie
                                    --------------------------------------------
                                       Bruce W. Dunlevie

                                                             Page 16 of 16 Pages


February 10, 2000

                                  By:   /s/  Kevin R. Harvey
                                    --------------------------------------------
                                        Kevin R. Harvey

February 10, 2000

                                  By:   /s/  Robert C. Kagle
                                    --------------------------------------------
                                        Robert C. Kagle

February 10, 2000

                                  By:   /s/  Andrew S. Rachleff
                                    --------------------------------------------
                                        Andrew S. Rachleff